Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:                          Stockholder Contact:
Elon Green                              Heather Gentry
elon@benabe.com                         gentryh@jwseligman.com

       SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND TO HOST CONFERENCE
                             CALL ON AUGUST 1, 2007

NEW YORK, July 26, 2007- Seligman LaSalle International Real Estate Fund, a closed-end investment company traded on the New York Stock Exchange (NYSE: SLS), will host a conference call with representatives of the Fund. On the call, portfolio managers from the Fund's subadvisers will discuss the Fund's strategy and portfolio composition, as well as current market fundamentals and long-term trends.

The call is scheduled for Wednesday, August 1, 2007 at 11:00 a.m. Eastern Time, and is open to the general public. The call-in number is 866-332-7153. The Call-ID number is 11384809.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

About the Fund's Investment Manager

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors. J. &
W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are members of the NASD and are each an affiliate of J. & W. Seligman & Co. Incorporated.

About the Fund's Subadvisers

LaSalle Investment Management (Securities) L.P., with offices in Baltimore and Hong Kong, and LaSalle Investment Management (Securities) B.V., located in Amsterdam (collectively, "LaSalle Securities"), provide subadvisory services to the Fund. LaSalle Securities is a leading real estate securities investment manager for pension funds, as well as institutional and retail investors around the globe. With more than 20 years investment experience, LaSalle Securities had approximately $10 billion of assets under management in listed real estate securities at June 30, 2007, including US, European, international, and global mandates. LaSalle Securities is part of LaSalle Investment Management, and as such benefits from the resources of both LaSalle Investment Management and its parent company, Jones Lang LaSalle Incorporated, a NYSE-listed real estate services company.